                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                  EXCHANGE ACT OF 1934 (AMENDMENT NO.       )

FILED BY THE REGISTRANT [X]       FILED BY A PARTY OTHER THAN THE REGISTRANT [ ]

--------------------------------------------------------------------------------

Check the appropriate box:
[ ] Preliminary Proxy Statement
[X] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

                                Bacou USA, Inc.
                (Name of Registrant as Specified In Its Charter)

                                Bacou USA, Inc.
                   (Name of Person(s) Filing Proxy Statement)

PAYMENT OF FILING FEE (CHECK THE APPROPRIATE BOX):
[X] No fee required.
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

   1) Title of each class of securities to which transaction applies:

   2) Aggregate number of securities to which transaction applies:

   3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act
      Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

   4) Proposed maximum aggregate value of transaction:

   5) Total fee paid:

[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

   1) Amount Previously Paid:

   2) Form, Schedule or Registration Statement No.:

   3) Filing Party:

   4) Date Filed:

--------------------------------------------------------------------------------

                                BACOU USA, INC.

                              10 THURBER BOULEVARD
                         SMITHFIELD, RHODE ISLAND 02917

                            NOTICE OF ANNUAL MEETING
                                  MAY 15, 2000

To the Stockholders of
Bacou USA, Inc.

     We are hereby notifying you that Bacou USA, Inc. will be holding its Annual Meeting of Stockholders at The Westin Hotel, One West Exchange Street, Providence, Rhode Island, on Monday, May 15, 2000 at 9:00 AM, Eastern Daylight Time, for the following purposes:

          (1) To elect members of the company's board of directors for the ensuing year, and until their successors are duly elected and qualified.

          (2) To ratify the selection of KPMG LLP as independent auditors to audit our books and accounts for the fiscal year ending December 31, 2000.

          (3) To transact such other business as may properly come before the meeting or any adjournment thereof.

                                            By Order of the Board of Directors,

                                            LOGO
                                            WINFIELD W. MAJOR
                                            Secretary

March 29, 2000
Mailed at Boston, Massachusetts

     PLEASE COMPLETE, SIGN AND DATE THE ENCLOSED PROXY AND MAIL IT AS PROMPTLY AS POSSIBLE. IF YOU ATTEND THE MEETING AND VOTE IN PERSON, THE PROXY WILL NOT BE USED.

                                BACOU USA, INC.

                              10 THURBER BOULEVARD
                         SMITHFIELD, RHODE ISLAND 02917

                                PROXY STATEMENT

                         ANNUAL MEETING OF STOCKHOLDERS
                                  MAY 15, 2000

                                  INTRODUCTION

     We are furnishing you with this Proxy Statement in connection with the solicitation of proxies to be used at the Annual Meeting of Stockholders ("Annual Meeting") of Bacou USA, Inc. ("Bacou", "Bacou USA", "we", "us", "our") to be held on May 15, 2000 and at any adjournment of the Annual Meeting, for the purposes set forth in the accompanying notice of the meeting. All holders of our Common Stock of record at the close of business on March 20, 2000 will be entitled to vote at this meeting. The stock transfer books have not been closed.

                            SOLICITATION OF PROXIES

     We are soliciting proxies in the form enclosed on behalf of the Board of Directors. We will vote any such signed proxy, if received in time for the voting and not revoked, at the Annual Meeting according to your directions. We will vote any proxy that fails to specify a choice on any matter to be acted upon for the election of each nominee for director and in favor of each other proposal to be acted upon. If you submitted a signed proxy in the form enclosed, you will have the power to revoke it at any time before we exercise it by filing a later proxy with us, by attending the Annual Meeting and voting in person, or by notifying us of the revocation in writing addressed to the President of Bacou USA, Inc. at 10 Thurber Boulevard, Smithfield, Rhode Island 02917.

     We will begin mailing the Proxy Statement and accompanying proxy card to our stockholders on March 29, 2000.

     We will pay for all expenses of preparing, assembling, printing and mailing the material used in the solicitation of proxies by the Board. In addition to the solicitation of proxies by use of the mails, officers and regular Bacou employees may solicit proxies on behalf of the Board by telephone, telegram or personal interview, and we will bear the expenses of such efforts. We also may make arrangements with brokerage houses and other custodians, nominees and fiduciaries to forward soliciting materials to the beneficial owners of stock held of record by such persons at our expense.

                                 VOTING RIGHTS

     As of March 20, 2000, we had 17,629,865 shares of our Common Stock, $0.001 par value ("Common Stock"), issued and outstanding. Each share of Common Stock that you own entitles you to one vote on each matter to be voted upon at the Annual Meeting. All holders of Common Stock vote together as one class. We will count abstentions and broker non-votes in determining whether a quorum is present. If you withhold a vote with regard to the election of directors, such vote will be excluded entirely from the calculation and will have no effect. You may abstain on all proposals other than the election of directors and you will be counted as present for purposes of the item on which the abstention is noted. An abstention on the ratification of accountants will have the same legal effect as a vote against such matter. Brokers holding shares in street name have the authority to vote on certain matters when they have not received instructions from the beneficial owners. Brokers that do not receive instructions are permitted to vote on the outcome of the election of directors and the ratification of accountants and, as a result, broker non-votes will have no effect on the outcome of these matters.

     We will have a quorum for the transaction of business at the Annual Meeting if the holders of a majority of the issued and outstanding shares of Common Stock entitled to vote are present in person or represented by proxy. If we do not have a quorum, we may postpone the Annual Meeting from time to time until stockholders holding the requisite number of shares of Common Stock are present or represented by proxy.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth, as of February 18, 2000 (unless otherwise noted), certain information concerning the ownership of shares of Common Stock by (i) each person or group that we know owns beneficially more than five percent of the issued and outstanding shares of Common Stock, (ii) each director and nominee for director, (iii) each named executive officer described in "Executive Compensation" below, and (iv) all directors and executive officers as a group. Except as otherwise indicated, each person named has sole investment and voting power with respect to his or its shares of Common Stock shown.

NAME                                                NUMBER OF SHARES                PERCENT OF CLASS
----                                                ----------------                ----------------
Bacou, S.A........................................     12,612,600(1)                     71.54%
  168 Avenue des Aureats
  BP 1205
  26012 Valence Cedex, France
Brinson Partners, Inc.............................        927,296(2)                      5.26%
  209 South LaSalle Street
  Chicago, IL 60604-1295
UBS AG............................................        927,296(2)                      5.26%
  Bahnhofstrasse 45
  8021, Zurich, Switzerland
Philippe Bacou....................................     12,686,400(1)(3)                  71.66%
Walter Stepan.....................................        522,900(4)(5)                   2.95%
Christophe Bacou..................................         25,400(3)                         *
Philip B. Barr....................................        105,100(5)                         *
Karl F. Ericson...................................         30,400(3)                         *
Howard S. Leight..................................         70,000(3)(6)                      *
Gilbert Vandeputte................................          5,000(3)                         *
Alfred J. Verrecchia..............................          5,500(3)                         *
Alan H. Bennett...................................         17,500(5)                         *
John F. Burt, Jr..................................        208,060(7)                      1.18%
Adrien W. Hebert..................................         16,000(5)                         *
All directors and executive officers as a group
  (including Messrs. Bennett, Burt and Hebert, 21
  persons)........................................     13,804,560(3)(4)(5)(6)(7)         76.04%

---------------

(1) Philippe Bacou is Chairman, President and Chief Executive Officer of Bacou, S.A. and has sole voting and dispositive power with respect to shares of Common Stock owned by Bacou, S.A.

(2) According to its Schedule 13G filed with the Securities and Exchange Commission ("Commission") on February 4, 2000, Brinson Partners, Inc. ("BPI") had, as of December 31, 1999, sole voting power and shared dispositive power with respect to 927,296 shares of Common Stock. On the same Schedule 13G, UBS AG, through its indirect beneficial subsidiary, BPI, had sole voting power and shared dispositive power with respect to the same 927,296 shares of Common Stock. Both BPI and UBS AG disclaim beneficial ownership of such securities.

(3) Includes, as applicable, the following shares of Common Stock reserved for issuance upon exercise of stock options outstanding pursuant to our 1996 Non-Employee Directors Stock Option Plan, all of which are vested: Mr. P. Bacou, 73,800 shares; Mr. C. Bacou, 25,400 shares; Mr. Ericson, 25,400 shares; Mr. Leight, 5,000 shares; Mr. Vandeputte, 5,000 shares; Mr. Verrecchia, 5,000 shares; and all directors as a group, 139,600 shares.

(4) Includes 55,440 shares of Common Stock owned of record by Mr. Stepan's wife.

(5) Includes, as applicable, the following shares of Common Stock reserved for issuance upon exercise of stock options vested as of April 14, 2000 pursuant to the Corporation's 1996 Stock Incentive Plan: Mr. Stepan, 100,000 shares; Mr. Barr, 100,000 shares; Mr. Bennett 7,500 shares; and Mr. Hebert, 16,000 shares; and all executive officers as a group (including Messrs. Stepan, Barr, Bennett and Hebert), 335,500 shares.

(6) Includes 50,000 shares of Common Stock reserved for issuance upon exercise of stock options outstanding pursuant to our 1998 Howard S. Leight Stock Option Plan, all of which options are vested and which constitute all options reserved for issuance under this plan.

(7) Represents unregistered shares held as part of consideration for exchange of Mr. Burt's shares in Biosystems, Inc. in our acquisition of Biosystems. Mr. Burt has "piggyback" registration rights with respect to these shares. Does not include up to 79,130 shares currently held in escrow that are allocable to Mr. Burt and 12,817 such shares allocable to his wife, Roberta Burt, pursuant to an escrow agreement as part of the Biosystems acquisition.

 *  Less than 1%.

                                   PROPOSAL 1

                             ELECTION OF DIRECTORS

     The Board of Directors has nominated the persons named below for election at the Annual Meeting as directors. The directors who are elected shall hold office until their respective successors shall have been duly elected and qualified. In accordance with Delaware General Corporation Law, each nominee for director needs a plurality of the votes of shares present in person or represented by proxy at the Annual Meeting in order to gain election.

     All nominees are members of the present Board. Each of the nominees for director has consented to being named a nominee in this Proxy Statement and has agreed to serve as a director, if elected at the Annual Meeting. The persons named in the proxy intend to vote for the following nominees:

     THE BOARD RECOMMENDS A VOTE FOR EACH OF THE NOMINEES FOR DIRECTOR LISTED BELOW.

                                                     PRINCIPAL OCCUPATION DURING              DIRECTOR
             NAME AND AGE                                THE PAST FIVE YEARS                   SINCE
             ------------                            ---------------------------              --------
Philippe Bacou*, 42....................  Co-Chairman of the Board since May 1999, Chairman     7/94
                                         from June 1996 to May 1999; Chairman, President and
                                         Chief Executive Officer of Bacou, S.A. since July
                                         1996; previously Executive Vice President of Bacou,
                                         S.A. since 1993; Chief Financial Officer and Vice
                                         President -- Finance of Bacou, S.A. since 1985;
                                         Director of Bacou, S.A. since 1985.
Walter Stepan, 61......................  Co-Chairman since May 1999, President and Chief       7/94
                                         Executive Officer from July 1994 to December 1999;
                                         Chairman of the following subsidiaries: Bacou USA
                                         Safety, Inc. ("Bacou Safety"); Titmus Optical, Inc.
                                         ("Titmus"); Perfect Fit Glove Co., LLC ("PFG").
                                         Formerly, Chairman of Uvex Safety Manufacturing,
                                         Inc. ("USM") and SCHAS Industries, Inc.,
                                         predecessor of SCHAS Industries, LLC ("SCHAS").
                                         Also a director of Bacou, S.A., Bacou Far East Ltd.
                                         (an affiliate of Bacou, S.A.), Uvex Safety
                                         Australia Pty Ltd. ("UXA"), Uvex (UK) Limited
                                         ("Uvex UK"), Uvex Winter Optical, Inc. ("UWI") and
                                         Uvex Sports, Inc. ("USI"). UXA and Uvex UK are
                                         corporate entities in each of which Uvex
                                         Arbeitsschutz GmbH ("Uvex Germany") is majority
                                         shareholder and Bacou USA and Bacou International
                                         B.V., an affiliate of Bacou S.A., are equal
                                         minority shareholders. UWI and USI are affiliates
                                         of Uvex Germany.

                                                     PRINCIPAL OCCUPATION DURING              DIRECTOR
             NAME AND AGE                                THE PAST FIVE YEARS                   SINCE
             ------------                            ---------------------------              --------
Philip B. Barr, 48.....................  President and Chief Executive Officer since January   8/95
                                         2000; previously Chief Operating Officer from
                                         February 1999 to December 1999; Executive Vice
                                         President from October 1996 to December 1999; Vice
                                         President from August 1995 to October 1996; Chief
                                         Financial Officer and Secretary from August 1995 to
                                         May 1999; Vice Chairman of Bacou Safety and Titmus
                                         since December 1997; Vice Chairman of PFG
                                         (including its predecessor Perfect Fit Glove Co.,
                                         Inc.) since April 1999; Chairman of USM and SCHAS
                                         since January 2000; Secretary and Treasurer of
                                         Bacou Safety from December 1997 to May 1999; Vice
                                         Chairman of USM from December 1997 to December
                                         1999; Vice Chairman of SCHAS Industries, Inc. from
                                         April 1999 to December 1999. Partner of Edwards &
                                         Angell, the Corporation's primary outside counsel,
                                         from 1985 to 1995.
Christophe Bacou*, 36..................  Vice President of Bacou, S.A.; previously Marketing   1/96
                                         Manager of two subsidiaries of Bacou, S.A.;
                                         employed by affiliates of Bacou, S.A. since 1990.
                                         Also, Director of Bacou, S.A.
Karl F. Ericson, 66....................  Independent business consultant since 1990. Partner   7/96
                                         with Peat Marwick Mitchell & Co., predecessor to
                                         KPMG LLP, from 1970 to 1990. Also, Director of Bank
                                         Rhode Island.
Howard S. Leight, 59...................  Founder of Howard S. Leight & Associates, Inc.        2/98
                                         (d/b/a Howard Leight Industries); President and
                                         sole stockholder of Howard Leight Industries from
                                         1984 until February 1998. Consultant to Bacou
                                         Safety since February 1998. Director of Howard
                                         Leight Enterprises, Inc. n/k/a Continental
                                         Polymers, Inc., since 1997. Also, Director of
                                         Bacou, S.A.
Gilbert Vandeputte, 69.................  Since 1992, Mr. Vandeputte has served as President    5/99
                                         of the European Safety Federation and since 1975 as
                                         President of Febelsafe, the Belgian Safety
                                         Federation. Also, Director of Bacou, S.A.
Alfred J. Verrecchia, 57...............  Executive Vice President, Global Operations,          2/99
                                         Hasbro, Inc. from 1996 to present; Chief Financial
                                         Officer since 1999; previously Chief Operating
                                         Officer, Domestic Toy Operations from 1990 to 1996;
                                         Director, Hasbro, Inc.; Director, Old Stone
                                         Corporation.

---------------
* Philippe Bacou and Christophe Bacou are brothers.

                      COMMITTEES OF THE BOARD OF DIRECTORS

     The Board of Directors has an Executive Committee, currently comprised of Mr. Stepan (Chair), Mr. P. Bacou and Mr. Barr, which is authorized to handle routine matters that arise between meetings of the Board of Directors. The Executive Committee held four meetings during the last fiscal year.

     The Board of Directors has a Compensation Committee, currently comprised of Mr. P. Bacou, Mr. Ericson, Mr. Stepan (Chair) and Mr. Verrecchia, which is charged with the responsibility of reviewing, approving and recommending to the Board of Directors all compensation arrangements for executive officers. The Compensation Committee also administers the Bacou 1996 Stock Incentive Plan (the "Incentive Plan"). The Compensation Committee held five meetings during the last fiscal year. The Compensation Committee has a sub-committee called the Covered Employee Compensation Sub-Committee. This Sub-Committee is comprised of two outside directors, Mr. Ericson and Mr. Verrecchia, and is charged with the responsibility of reviewing, approving and recommending to the Compensation Committee all compensation arrangements for covered employees (as defined by Section 162(m) of the Internal Revenue Code), who are likely to have compensation in excess of $1 million in any fiscal year.

     The Board of Directors has an Audit Committee, currently comprised of Mr. Ericson (Chair) and Mr. Verrecchia, which is charged with recommending to the Board of Directors the annual engagement of our independent auditors and reviewing with the independent auditors the scope and results of audits, audit practices and professional services furnished by the independent auditors, and our internal accounting controls. The Audit Committee held five meetings during the last fiscal year.

     The Board of Directors has an Oversight Committee, currently comprised of Mr. Ericson and Mr. Verrecchia, which is charged with the responsibility of reviewing the terms of transactions between Bacou and entities or persons with which directors are affiliated, including Bacou, S.A. and any of its subsidiaries and affiliates (the "Bacou Group") and any possible conflicts of interest arising in connection with corporate opportunities which become available to each of Bacou and the Bacou Group. See "Certain Transactions -- Corporate Opportunities Agreement." The Oversight Committee held one meeting during the last fiscal year.

     The Board of Directors does not have a nominating committee, as the Board as a whole considers the qualifications of candidates and recommends to the stockholders the election of directors. Stockholders may recommend nominees for election as directors by writing to the President of Bacou.

     The Board of Directors held a total of five meetings during 1999. Each member of the Board of Directors attended at least 75% of the aggregate number of meetings of the Board of Directors and each committee on which he served.

                     COMPENSATION OF DIRECTORS AND OFFICERS

DIRECTOR COMPENSATION

     Directors who are also employees of Bacou receive no compensation for service on the Board of Directors. The non-employee directors receive cash compensation for service on the Board of Directors in an annual amount of $15,000, payable quarterly. As Co-Chairman of the Board, Mr. Philippe Bacou receives $60,000 annually. In addition, each non-employee director receives $1,000 per day for attendance at any meeting of the Board of Directors or any of its Committees or $500 per day for attendance by conference call.

     Since August 1, 1996, we have granted current non-employee directors 139,600 options in the aggregate at exercise prices equal to the fair market value of the Common Stock on the date of grant, pursuant to the 1996 Non-Employee Directors Stock Option Plan (the "Director Plan"). Effective February 27, 1998 we granted 50,000 options to Mr. Leight at an exercise price equal to $17.00 per share, pursuant to the 1998 Howard S. Leight Stock Option Plan (the "Leight Plan"). See "Certain Transactions". As of May 13, 1999, each Director is granted 5,000 options per year pursuant to the Director Plan, except for Mr. Philippe Bacou, who receives 10,000 options per year while serving as Co-Chairman. We also granted Mr. Philippe Bacou 25,000 options in 1999 in connection with services he provided to Bacou USA.

EXECUTIVE COMPENSATION

     The following table summarizes certain information with respect to compensation for services rendered to us during the years ended December 31, 1999, 1998 and 1997 by our chief executive officer and the four other most highly compensated executive officers in 1999 whose salary and bonus exceeded $100,000.

                           SUMMARY COMPENSATION TABLE

                                                                                                LONG-TERM
                                                                                               COMPENSATION
                                                                                               ------------
                                                                                                  AWARDS
                                                                                               ------------
                                                                                                SECURITIES
                                                                ANNUAL COMPENSATION             UNDERLYING
                                                        ------------------------------------     OPTIONS/
                                             CALENDAR                           OTHER ANNUAL       SARS        ALL OTHER
NAME AND PRINCIPAL POSITION                    YEAR      SALARY      BONUS      COMPENSATION     (SHARES)     COMPENSATION
---------------------------                  --------   --------   ----------   ------------   ------------   ------------
Walter Stepan..............................    1999     $500,000   $2,400,000     $92,000(1)          --        $151,058(2)
  President and Chief Executive Officer
  through                                      1998      500,000    2,100,000      62,000(1)      70,000          16,352(2)
  December, 1999; currently Co-Chairman;
  also                                         1997      500,000    1,200,000      62,000(1)      30,000          16,002(2)
  Chairman of Bacou Safety, Titmus and PFG
Philip B. Barr.............................    1999      300,000      350,000            (3)          --           2,048(4)
  President and Chief Executive Officer
  since                                        1998      250,000      300,000            (3)      35,000           2,906(4)
  January, 2000; Vice Chairman of Bacou        1997      210,000      235,000            (3)      20,000           1,289(4)
  Safety, Vice Chairman and CEO of Titmus
  and PFG; Chairman of USM and Chairman and
  CEO of SCHAS; Executive Vice President
  and Chief Operating Officer through
  December, 1999
Alan H. Bennett............................    1999      225,961      130,384      76,119(5)      15,000          87,543(6)
  Chief Operating Officer since January,
  2000;                                        1998           --           --          --             --              --
  President and CEO of Bacou Safety and        1997           --           --          --             --              --
  USM; Chief Operating Officer of PFG,
  SCHAS and Titmus
John F. Burt, Jr...........................    1999      240,000       24,000            (3)          --           5,000(4)
  President of Biosystems division of Bacou    1998      230,000       62,100            (3)          --           4,899(4)
  Safety since March 31, 1998; President of    1997       35,000           --            (3)          --             975(4)
  Biosystems, Inc., a subsidiary of the
  Corporation from September 30, 1997
  through March 31, 1998
Adrien W. Hebert...........................    1999      150,000      110,000            (3)          --           5,000(4)
  Vice President-Finance and Chief
  Financial                                    1998      125,000       70,000            (3)          --           4,579(4)
  Officer since May 1999                       1997       87,692       20,000            (3)      20,000              --

---------------
(1) Represents reimbursement payable to Mr. Stepan by Bacou for U.S. Social Security taxes and the applicable personal income tax effects of such reimbursement. Certain other perquisites payable to Mr. Stepan did not exceed the threshold referenced in footnote (3), below.

(2) Represents (i) the taxable benefit to Mr. Stepan of split-dollar life insurance premiums paid by Bacou on his behalf ($1,707 in 1999, $1,616 in 1998 and $1,516 in 1997), (ii) term life insurance premiums paid by Bacou on behalf of Mr. Stepan ($9,736 in each of 1999, 1998 and 1997), (iii) contributions by Bacou on behalf of Mr. Stepan under our 401(k) Plan Trust ($5,000 in 1999; $5,000 in 1998 and $4,750 in 1997); and (iv) payment in
    1999 of $134,615 in accrued but unused vacation benefits.

(3) Perquisites and other personal benefits paid to the Named Executive Officer were less than $50,000, or 10% of aggregate salary and bonus, and accordingly are omitted from the table as permitted by the rules of the Commission.

(4) Represents amounts paid by Bacou under our 401(k) Plan Trust and predecessor plans.

(5) Represents payment on behalf of Mr. Bennett by Bacou for reimbursement of withholding taxes.

(6) Represents (i) payment on behalf of Mr. Bennett by Bacou for reimbursement of relocation expenses in the amount of $85,524 and (ii) contributions on behalf of Mr. Bennett under our 401(k) Plan Trust in the amount of $2,019.

     The following table sets forth certain information relating to option grants pursuant to the Incentive Plan during the year ended December 31, 1999 to Mr. Bennett. No options were granted to Mr. Stepan, Mr. Barr, Mr. Burt or Mr. Hebert in 1999.

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                                       INDIVIDUAL GRANTS                                  POTENTIAL
                              -------------------------------------------------------------------         REALIZABLE
                                                   % OF                                                VALUE AT ASSUMED
                                NUMBER OF         TOTAL                                                ANNUAL RATES OF
                               SECURITIES      OPTIONS/SARS    EXERCISE                                  STOCK PRICE
                               UNDERLYING       GRANTED TO        OR         GRANT-                    APPRECIATION FOR
                                OPTIONS/        EMPLOYEES        BASE      DATE MARKET    EXPIRA-     OPTION TERM(3)(4)
                                  SARS          IN FISCAL       PRICE         PRICE        TION      --------------------
NAME                          GRANTED(1)(2)        YEAR         ($/SH)      PER SHARE      DATE         5%         10%
----                          -------------    ------------    --------    -----------    -------    --------    --------
Alan H. Bennett.............     15,000           42.86%        $23.75       $23.75       2/01/09    $224,044    $567,770

---------------
(1) No options granted were options with tandem SARs and no free-standing SARs were granted.

(2) 25% of the options issued to Mr. Bennett were exercisable at year end 1999.

(3) Potential Realizable Value is based on the assumed growth rates for the ten-year option term (5% annual growth results in a stock price per share of $38.69 and 10% results in a stock price per share of $61.60).

(4) The actual value, if any, an executive may realize will depend on (i) the excess of the stock price over the exercise price on the date the option is exercised and (ii) the percent vested. There is no assurance the value realized by an executive will be at or near the amounts reflected in this table.

     The following table sets forth certain information with respect to unexercised options to purchase our Common Stock granted under the Incentive Plan to the individuals named in the Summary Compensation Table above (other than Mr. Burt, who has no options). These individuals exercised no options in 1999.

                       FISCAL YEAR-END OPTION/SAR VALUES

                                               NUMBER OF SECURITIES              VALUE OF UNEXERCISED
                                              UNDERLYING UNEXERCISED            IN-THE-MONEY OPTIONS/
                                         OPTIONS/SARS AT FISCAL YEAR-END      SARS AT FISCAL YEAR-END(1)
                                         --------------------------------    ----------------------------
NAME                                     EXERCISABLE        UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE
----                                     -----------        -------------    -----------    -------------
Walter Stepan..........................    100,000                 --          $9,390             --
Philip B. Barr.........................     91,000              9,000          $8,528           $567
Alan H. Bennett........................      3,750             11,250              --             --
Adrien W. Hebert.......................     12,000              8,000          $  756           $504

---------------
(1) Based on a per share price of $15.0625, the closing price of our Common Stock on The New York Stock Exchange on December 31, 1999.

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Mr. Stepan, Chairman of the Board's Compensation Committee and Co-Chairman of Bacou, serves on the Board of Directors of Bacou, S.A., and Mr. P. Bacou is the Chairman, President and Chief Executive Officer of Bacou, S.A. and is a member of our Board's Compensation Committee.

                         COMPENSATION COMMITTEE REPORT

     During 1999, the membership of the Compensation Committee of the Board of Directors consisted of Messrs. Philippe Bacou, Karl F. Ericson, Walter Stepan (Chair) and Alfred J. Verrecchia. Mr. P. Bacou, Mr. Verrecchia and Mr. Ericson are not Bacou employees. Mr. Stepan, the Co-Chairman, President and Chief Executive Officer of Bacou during 1999, currently serves as our Co-Chairman and is Chairman of Bacou Safety, PFG and Titmus. The role of the Compensation Committee is advisory and administrative in nature, with responsibility for matters such as making recommendations to the Board of Directors concerning certain compensation matters and administering compensation plans adopted by the Board of Directors, including the Incentive Plan and the Bacou Bonus Plan for Executives for 1998 and 1999 (the "Bonus Plan").

The Compensation Committee has a Sub-Committee, currently comprised of Mr. Ericson and Mr. Verrecchia, that is charged with the responsibility of reviewing, approving and recommending to the Compensation Committee all compensation arrangements for covered employees (as defined by Section 162(m) of the Internal Revenue Code) who are likely to have compensation in excess of $1 million during any fiscal year.

COMPENSATION POLICIES

     The Bacou executive compensation program consists of three main components:
(1) base salary, (2) cash bonus and (3) stock options. Base salaries are designed to attract and retain well-qualified executives who are likely to manage our company and its operating subsidiaries in a manner that will produce successful operating strategies and results. We use cash bonuses to provide short-term incentives that are determined in direct relation to the company's financial performance and that also take into account individualized objectives and achievements. We have designed our stock option program to align the interests of shareholders and executives by providing long-term incentives based on growth in market value of our Common Stock.

DIRECT RELATIONSHIP OF COMPENSATION TO CORPORATE FINANCIAL PERFORMANCE

     For 1999, we paid Mr. Stepan and Mr. Barr bonuses that were in direct relation to corporate financial performance, as measured by operating income, pursuant to their employment agreements. This resulted in our paying all of Mr. Stepan's bonus and a portion of Mr. Barr's bonus equal to $305,000, in direct relation to the level of Bacou's operating profit on a consolidated basis.

     For the executive officers of our operating subsidiaries and divisions, we designed executive compensation in relation to corporate performance through the Bonus Plan, which provides increased bonus levels as subsidiary and division operating margins, net sales and operating profits increase. On this basis, the portion of bonuses that were in direct relation to corporate financial performance ranged from approximately 10% to 55% of base salary for our executive officers at operating subsidiaries and divisions.

CEO COMPENSATION

     Mr. Stepan served as Chief Executive Officer of Bacou until December 31, 1999. The terms of his Employment Agreement dated January 1, 1996 determined his salary and benefits for 1999. This agreement (except for a first amendment to such contract dated October 24, 1997, a second amendment dated August 25, 1998 and an amended and restated agreement dated December 1, 1999), was in place prior to both the establishment of the Compensation Committee and our initial public offering in March 1996. Mr. Stepan's cash bonus represents approximately 83% of his 1999 compensation. He was entitled to a cash bonus pursuant to an incentive formula that directly connected Bacou's financial performance, as measured by consolidated operating income, to the amount of his bonus. Based on our financial performance for 1999, the Compensation Committee awarded Mr. Stepan a cash bonus of $2,400,000.

IRS MATTERS

     Section 162(m) of the Internal Revenue Code disallows deductions by publicly held companies for employee remuneration in excess of $1 million that is not performance-based. Although the compensation we paid Mr. Stepan for 1999 was in excess of $1 million, we are allowed to deduct the amounts paid pursuant to his employment agreement since (i) the original agreement was in effect prior to our initial public offering, (ii) we disclosed that agreement in our Registration Statement on Form S-1 filed with the Commission on March 27, 1996, and (iii) our stockholders approved a subsequent material amendment to that agreement.

                             COMPENSATION COMMITTEE

                             Walter Stepan (Chair)
                                 Philippe Bacou
                                Karl F. Ericson
                              Alfred J. Verrecchia

CORPORATE PERFORMANCE

     The line graph below compares the cumulative total stockholder return for the years ended December 31, 1996, 1997, 1998 and 1999 of our Common Stock against the cumulative total return of the Russell 2000 Index and the S&P 500 Index. We intend to compare our return to the Russell 2000 Index in the future because as a member of the Russell Index, we believe that it is the most appropriate index for comparative results. We are also including the S&P 500 Index because we used that index last year and we wish to maintain continuity of that comparison. We intend to eliminate the comparison to the S&P 500 for 2000. The graph also compares such return for the years 1996, 1997, 1998 and 1999 against the cumulative total return of a peer group of companies in the safety and security products market consisting of Borg-Warner Security Corp.; Checkpoint Systems; Cintas Corporation; Indentix, Inc.; Mine Safety Appliances Company; Pittston Brinks Group; Pittway Corporation; Safeskin Corporation; Scott Technologies (formerly known as Figgie International); Sensormatic Electronics; Symbol Technologies; Thermedics, Inc.; and Vivid Technologies (the "Peer Group"). The graph and table assume that $100 was invested on March 27, 1996 in each of Bacou Common Stock, the Russell 2000 Index, the S&P 500 Index and the Peer Group, and that all dividends were reinvested.
[Line Graph]

                                             BACOU USA             RUSSELL 2000             S&P 500               PEER GROUP
                                             ---------             ------------             -------               ----------
3/27/96                                        100.00                 100.00                 100.00                 100.00
12/31/96                                       110.83                 113.16                 117.82                 109.95
12/31/97                                       116.66                 138.46                 157.12                 140.57
12/31/98                                       143.33                 134.94                 202.03                 178.78
12/31/99                                       100.41                 163.62                 244.55                 177.65

                              EMPLOYMENT CONTRACTS

MR. STEPAN

     In January 1996, we entered into an employment agreement with Mr. Stepan, which provided for (i) an annual base salary of $500,000, (ii) an annual incentive cash bonus based on a declining percentage ranging from four to one percent of the company's earnings before interest and taxes ("Adjusted EBIT"), and (iii) reimbursement of United States social security taxes and the applicable personal income tax effect of such reimbursement, and certain other benefits.

     Effective October 24, 1997, Bacou and Mr. Stepan entered into a First Amendment to Employment Agreement which (i) replaced the decreasing percentage formula with an increasing percentage formula ranging from 2.75% to 4.25% of Adjusted EBIT and, (ii) defined Adjusted EBIT to eliminate the effects of (a) any accrual for Mr. Stepan's incentive compensation; (b) amortization expense; and (c) certain non-recurring charges.

     On August 25, 1998, we entered into a Second Amendment to Employment Agreement with Mr. Stepan which extended the term of his agreement to December 31, 1999. This amendment also provided that Mr. Stepan would be nominated to serve as a Director of Bacou through 2005. We paid Mr. Stepan a bonus of $2,400,000 for 1999, all of which was determined pursuant to the incentive formula defined by his employment agreement.

     On December 1, 1999, we entered into an Amended and Restated Employment Agreement with Mr. Stepan, effective January 1, 2000 for a period of three years with respect to Mr. Stepan's service as Co-Chairman of Bacou, with annual renewals unless either party provides six months notice prior to the end of a term. In this position, Mr. Stepan receives $120,000 per year (subject to annual reviews) and must devote at least 25% of his previous normal business commitment to Bacou. He is eligible to receive incentive compensation, subject to the approval of the Compensation Committee, measured on the success and progress that Bacou achieves during each year, based on the time he devotes to his duties and reflecting his former position as President and CEO. Mr. Stepan continues to receive all employment benefits for which he was previously eligible. In the event of any direct or indirect change of control of Bacou, Mr. Stepan will receive a guaranteed minimum payment equal to the sum of the amounts payable to him during the full term of this agreement, including total base salary, bonus equal to 25% of his 1999 bonus, a number of stock options equal to those granted to the President and CEO, plus the present value of all other benefits under the agreement from such date until the end of the then-current term of the agreement.

     All of the above agreements prohibit Mr. Stepan from competing with Bacou and from disclosing confidential information regarding our business during the term of such agreement and thereafter for periods of one year and three years, respectively.

MR. BARR

     In May 1995, we entered into a five-year employment agreement with Mr. Barr having an initial term expiring in 2000 which, unless either party were to elect not to renew, would be automatically extended for successive three-year terms. We paid Mr. Barr an initial annual base salary of $180,000 which we reviewed annually (with minimum guaranteed increases based on the Consumer Price Index). We paid Mr. Barr annual base salary of $210,000 for 1997, $250,000 for 1998, and $300,000 for 1999. The agreement initially provided for an annual bonus having the following components: an amount based on Bacou's profitability as measured by the company's earnings before interest and taxes at a rate ranging from 5% to 25% of the annual base salary; a bonus up to 25% of his annual base salary based upon the achievement of individual performance goals; and additional bonus compensation to be awarded in connection with special projects as assigned.

     Effective October 24, 1997, Bacou and Mr. Barr entered into a Third Amendment to Employment Agreement which amended the initial agreement by (i) replacing the aforementioned annual bonus components with an annual incentive cash bonus based on increasing percentages ranging from 0.40% to 0.55% of Adjusted EBIT and (ii) defining Adjusted EBIT to eliminate the effects of amortization expense and certain non-recurring charges. We paid Mr. Barr a bonus payment for 1999 of $350,000, $305,000 of which was determined pursuant to the incentive formula defined by his employment agreement and the balance of which was awarded by the Board of Directors in its discretion at the recommendation of the Compensation Committee.

     Effective January 1, 2000, Bacou and Mr. Barr entered into an Employment Agreement regarding Mr. Barr's service as President and Chief Executive Officer of Bacou for a three-year term, with two-year renewal terms thereafter unless either party provides six-months' notice prior to the end of any such term. We will pay Mr. Barr a base salary of $450,000 for the first year of the initial term, subject to annual reviews. We will determine his bonus payments and stock options pursuant to the Bonus and Option Plan, according to which Mr. Barr will receive awards determined by the compound annual growth rate of Bacou's net income and earnings before interest, taxes, depreciation and amortization ("EBITDA"). The agreement also provides that in the event of any change of control of Bacou, either directly or indirectly, Mr. Barr shall receive a guaranteed minimum payment equal to the sum of the amounts payable to him during the full term of this agreement, including total base salary, bonus and stock options plus the present value of all other benefits under the agreement from such date until the end of the then-current term of the agreement ("Change of Control Payment").

     All of the above agreements prohibit Mr. Barr from competing with Bacou and from disclosing any confidential information regarding our business during the term of the agreement and thereafter for periods of one year and three years, respectively.

MR. BENNETT

     Effective February 1, 1999, we entered into an Employment Agreement with Mr. Bennett regarding his service as President of the Uvex Safety division of Bacou Safety. In this position, we paid Mr. Bennett a base salary of $250,000 for the one-year term of this agreement, subject to one-year renewals unless six months prior notice is given by either party. Mr. Bennett received a bonus payment of $130,384 for his service in 1999.

     Effective January 1, 2000, we entered into a three-year Employment Agreement with Mr. Bennett with two-year renewal terms thereafter unless either party provides six-months' notice prior to the end of a term. We will pay him a base salary of $325,000 for the first year of the initial term, with bonus and stock options subject to the Bonus and Option Plan. The agreement provides that in the event of a change of control of Bacou, either directly or indirectly, Mr. Bennett shall receive a Change of Control Payment.

     Under both agreements, Mr. Bennett is restricted from competing with Bacou and is prohibited from disclosing any confidential information about our business during the term of the agreement and thereafter for periods of one year and three years, respectively.

MR. BURT

     Effective on October 1, 1997, Biosystems, Inc. entered into an Employment Agreement with Mr. Burt. According to this agreement, Mr. Burt will serve as President of Biosystems (now the Biosystems division of Bacou Safety) for an initial term through December 31, 2001, subject to successive renewal terms of one year each, unless written notice of termination is provided by either party at least six months prior to the end of a term. The agreement provided for a base salary of $230,000 for 1998, which was increased to $240,000 for 1999 and $245,000 for 2000. We will pay him incentive compensation for years beginning in 1998 in accordance with the Bonus Plan, provided that his bonus in the year 2000 shall not exceed 35% of his base salary. In March, 2000, Mr. Burt received a bonus of $24,000 for his services in 1999. Mr. Burt is eligible to participate in our stock option and employee benefit plans. He is subject to certain non-competition and confidentiality covenants regarding the company's business during the term of the agreement and thereafter. Also, see "Contingent Payments and Other Provisions of the Biosystems Agreement" and "Registration Rights."

MR. HEBERT

     Effective January 1, 2000, Bacou and Mr. Hebert entered into an employment agreement for a term of three years. We will pay Mr. Hebert a base salary of $225,000 for the first year of the agreement, subject to annual reviews. He is eligible for a bonus and stock options pursuant to the Bonus and Option Plan. The agreement provides that in the event of a change of control of Bacou, directly or indirectly, Mr. Hebert will receive a Change of Control Payment. The agreement prohibits Mr. Hebert from competing with Bacou and from disclosing any confidential information about our business during the term of the agreement and thereafter, for periods of one year and three years, respectively.

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires Bacou's officers and directors, and persons who own more than 10% of a registered class of our equity securities ("Insiders"), to file reports of ownership and changes in ownership with the SEC. Insiders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file. Based solely on review of the copies of such forms furnished to us, we believe that during 1999 all of our Insiders met their Section 16(a) filing requirements.

                              CERTAIN TRANSACTIONS

PUT OPTION

     Pursuant to an Agreement and Plan of Merger dated as of September 30, 1997 (the "Biosystems Agreement"), Bacou acquired all of the capital stock of Biosystems, Inc. ("Biosystems"). Bacou issued 826,514 shares of its common stock as payment of the initial purchase price for Biosystems (the "Payment Shares"). Pursuant to the Biosystems Agreement, Mr. John F. Burt, Jr., who is currently the President of the Biosystems Division of Bacou Safety and who was formerly the President and a principal stockholder of Biosystems prior to its purchase by Bacou, received the right to require Bacou to repurchase up to approximately 218,083 of the Payment Shares received by him as consideration for his shares in Biosystems (the "Put Option"). The Put Option was exercisable at any time during a twenty-four (24) month period commencing September 30, 1997. Bacou was obligated to purchase shares pursuant to an exercise of the Put Option at a price equal to approximately $16.38 per share. Mr. Burt did not exercise his Put Option and it expired on September 30, 1999.

CONTINGENT PAYMENTS AND OTHER PROVISIONS OF THE BIOSYSTEMS AGREEMENT

     Pursuant to provisions of the Biosystems Agreement, Bacou is obligated to make certain contingent earn-out payments if the operating results of Biosystems exceed certain defined thresholds in the year 2000 (the "Contingent Payments"). Contingent Payments, if any, would be payable to the five former stockholders of Biosystems (including Mr. John F. Burt, Jr. and Mr. Joseph Burt, who are brothers and officers of Biosystems), and are payable in unregistered shares of common stock of Bacou, except that the former stockholders of Biosystems have the option to receive up to an aggregate amount of $12.0 million of any Contingent Payments in cash.

     In addition, the Biosystems Agreement includes terms and conditions customary for transactions of this nature, including representations, warranties and indemnities between the parties. Both Mr. John F. Burt, Jr. and Mr. Joseph Burt are parties to the Biosystems Agreement and would be entitled to indemnification in the event of breaches by Bacou of its representations and warranties under the Biosystems Agreement.

REGISTRATION RIGHTS

     Pursuant to agreements with Bacou, Bacou, S.A. (the "Principal Stockholder") and Mr. John F. Burt, Jr. each has certain rights (each a "Demand Registration Right") to cause Bacou to register its shares of Common Stock under the Securities Act of 1933, as amended (the "Securities Act"). In addition, subject to certain limitations, if Bacou proposes to register any of its securities under the Securities Act, either for its own account or for the account of other security holders, each of the Principal Stockholder, all selling shareholders of Biosystems, and Mr. Stepan, his wife and two adult children (together, the "Stepan Family"), are entitled to written notice of the registration and are entitled to, at Bacou's expense, include therein shares of Common Stock held by such holder (a "Piggyback Right"), provided, among other conditions, that the underwriters of any offering have the right to limit the number of such shares included in the registration. If an underwriter does so limit the number of shares included in a registration, shares will be eliminated from the offering in the following order: (i) shares proposed to be sold by selling shareholders of Biosystems pursuant to a Piggyback Right, (ii) shares proposed to be sold by the Principal Stockholder or the Stepan Family pursuant to a Piggyback Right, (iii) shares proposed to be sold by any person pursuant to the exercise of a Demand Registration Right, and finally (iv) shares proposed to be sold by Bacou for its own account. Bacou generally is required to bear all the fees, costs and expenses of any such registration other than underwriting discounts and commissions. Bacou also is obligated to indemnify each of the Principal Stockholder, the selling shareholders of Biosystems, the Stepan Family and any other party that exercises its registration rights against certain liabilities, including liabilities under the Securities Act.

CORPORATE OPPORTUNITIES AGREEMENT

     Bacou and the Principal Stockholder have entered into an agreement that addresses potential conflicts of interest with respect to future business opportunities. In general, the agreement covers the following: the extent to which the Principal Stockholder and its affiliates (together, the "Bacou Group") may export its products to the United States; the extent to which Bacou may export its products to France; the manner in which acquisition opportunities will be allocated between Bacou and the Bacou Group; the basis for cooperation between Bacou and the Bacou Group with respect to product development, intellectual property rights, research and development and manufacturing processes; and the terms and conditions for sale of products by one party to the other. The agreement expires on December 31, 2016, subject to a ten-year renewal option exercisable by either party.

     Except for products supplied by Bacou as an original equipment manufacturer, Bacou may not offer for sale in France personal protective equipment of a type offered by the Bacou Group to its customers in France unless it shall have first offered to supply the products to the Bacou Group and such offer shall have been declined. At any time after the Bacou Group declines such an offer, it may change its decision, prevent Bacou from making future sales of such products in France and undertake sales of such products on its own behalf. The rights of the Bacou Group to reconsider such an offer would be subject to any agreement entered into by Bacou with third parties subsequent to the Bacou Group's having declined the initial offer.

     Except for products supplied by the Bacou Group as an original equipment manufacturer, the Bacou Group may not offer for sale in the United States personal protective equipment of a type offered by Bacou to its customers in the United States unless it shall have first offered to supply the products to Bacou and such offer shall have been declined. At any time after Bacou declines such an offer, it may change its decision, prevent the Bacou Group from making further sales of such products in the United States and undertake sales of such products on its own behalf. The rights of Bacou to reconsider such an offer would be subject to any agreement entered into by the Bacou Group with third parties subsequent to Bacou's having declined the initial offer.

     The geographic restrictions applicable generally to sales by Bacou in France and by the Bacou Group in the United States do not apply to products sold by either party as an original equipment manufacturer, except that either party may determine in its reasonable discretion that such sales by the other party would materially and adversely affect the marketability of its competing products, in which case the other party would be required to curtail such export sales of products supplied as an original equipment manufacturer.

     Opportunities for future acquisitions generally will be allocated by geographic location, with Bacou making acquisitions of businesses in North, Central and South America and the Bacou Group making acquisitions elsewhere in the world. Recognizing our expertise in eyewear products, Bacou has the right of first refusal for any acquisitions of eyewear businesses wherever located.

     The agreement requires both parties and their affiliates to regularly exchange information about activities relating to product development, intellectual property rights, research and development and manufacturing processes. In the event Bacou selects a new product of the Bacou Group for sale within the United States, Bacou may utilize the intellectual property, products, processes and know-how associated with the selected products without payment of any royalty or consulting fee. Bacou is subject to the same requirement for new products of Bacou that are selected by the Bacou Group for sale in France. Bacou's obligations are subject to the restrictions placed on Bacou Safety as successor-in-interest to Uvex Safety, Inc. pursuant to agreements with Uvex Germany. The obligations of both parties are subject to any restrictions applicable under other third party agreements, such as secrecy agreements, in force at January 1, 1996.

     Each party must supply its products to the other party generally upon the most favorable terms and conditions applicable to transactions with unrelated customers involving similar quantities and purchase order conditions.

INVENTORY PURCHASES FROM AND SALES TO PRINCIPAL STOCKHOLDER

     Bacou purchases certain inventory items from affiliates of the Principal Stockholder. Total purchases were approximately $16,000 in 1999, $24,000 in 1998 and $207,000 in 1997. Bacou Safety also serves as master distributor in the Western Hemisphere for the products of Optrel A.G., a newly acquired subsidiary of the Principal Stockholder. Bacou purchased $1,033,000 in Optrel products during 1999 pursuant to this arrangement. Bacou also sells certain inventory items to affiliates of the Principal Stockholder, with sales totaling approximately $1,925,000 in 1999, $967,000 in 1998 and $270,000 in 1997. The
Principal Stockholder has been the exclusive distributor of Howard Leight products in France since 1993.

JOINT INVESTMENTS WITH BACOU S.A.

     Effective August 31, 1998, Bacou USA and Bacou International B.V. ("Bacou NL"), an affiliate of the Principal Stockholder, entered into certain agreements in which each company became a stockholder of PDS International Pte Ltd. ("PDS"), a Singapore distribution company. Bacou USA and Bacou NL each acquired a 15% interest in PDS to provide channels of distribution for their respective products in certain countries in southeast Asia. The remaining 70% ownership of PDS was held by Uvex Germany and certain unrelated interests. Effective November 30, 1999, Bacou USA and Bacou NL sold their respective interests in PDS to Uvex Germany. We have no remaining interest in PDS, although we continue to sell certain of our products in that region through PDS. During 1999, Bacou sold $225,000 in products to PDS.

     Effective August 1, 1999, Bacou USA and Bacou NL entered into certain agreements in which each party became a 15% stockholder of Uvex Australia Pty Ltd. and of Uvex (UK) Limited. These two companies provide channels of distribution for the products of both Bacou Companies in these regions. The remaining 70% ownership of both Uvex Australia and Uvex UK is held by Uvex Germany. During 1999, Bacou sold $2,119,000 in products to Uvex Australia and $1,463,000 to Uvex UK. Mr. Stepan serves as a Director of each of these distribution companies.

ASSET PURCHASE AGREEMENT WITH HOWARD S. LEIGHT & ASSOCIATES, INC.

     Pursuant to an Asset Purchase Agreement (as amended) with Howard S. Leight & Associates, Inc. ("Leight") on February 27, 1998, Bacou Safety acquired substantially all of the assets and assumed substantially all of the liabilities of Leight (the "Leight Transactions") including the capital stock of two of its subsidiaries, from Howard S. Leight ("Mr. Leight"), currently a Director of Bacou USA and Bacou, S.A. Bacou Safety paid cash consideration of $125.9 million in connection with the closing of the Leight Transactions, $5.9 million of which represented the refinancing of Leight indebtedness. In addition to cash consideration paid at the closing, Bacou Safety must pay additional amounts, not to exceed $2.0 million, if the sales of Leight exceed certain defined thresholds by the year 2000.

CONSULTING AGREEMENT WITH HOWARD S. LEIGHT

     In connection with the Leight Transactions, Mr. Leight entered into a consulting agreement dated February 27, 1998 (the "Consulting Agreement") with Bacou Safety. The Consulting Agreement requires Mr. Leight to provide advice to Bacou Safety and to assist Bacou Safety with certain product development and marketing efforts. As compensation for these services, we paid Mr. Leight $200,000 in 1999, and we are required to pay him at that rate annually for the five-year term of the Consulting Agreement. In addition, Bacou Safety is required to make royalty payments to Mr. Leight for each new patentable hearing protection product that is either principally derived from ideas of Mr. Leight or principally developed by Mr. Leight subsequent to February 27, 1998. Royalty payments will be paid at the rate of four percent (4%) of the net sales of any qualifying product, provided sales of such product exceed thresholds defined in the Consulting Agreement. We did not make any royalty payments to Mr. Leight during 1999. Bacou Safety's obligation to make royalty payments under the Consulting Agreement continues beyond the term of the agreement. The Consulting Agreement also provides for Mr. Leight to be nominated as a Bacou USA Director during each year of the Consulting Agreement, and for the grant of 50,000 stock options to Mr. Leight in 1998. Upon consummation of the Leight Transactions, Mr. Leight joined the Boards of Directors of Bacou USA and the Principal Stockholder and, pursuant to the Leight Plan, he received an option to purchase an aggregate of 50,000 shares of the Common Stock at an exercise price of $17.00 per share. Under the terms of the Consulting Agreement, Mr. Leight is subject to non-disclosure and non-competition provisions.

REAL ESTATE OPTION AND RIGHT OF FIRST REFUSAL AGREEMENT WITH HOWARD S. LEIGHT

     Mr. Leight is the owner of a parcel of land adjacent to the Howard Leight Industries manufacturing facility in San Diego, California (the "Option Land"). In connection with the Leight Transactions, Bacou Safety and Mr. Leight entered into a Real Estate Option and Right of First Refusal Agreement pursuant to which Bacou Safety obtained the right to purchase the Option Land under certain terms and conditions in the future. In general, Bacou Safety may elect to purchase the Option Land for a price equal to the greater of $750,000 or fair market value determined by independent appraisal, at any time within a three-year period beginning December 15, 1999. As of this time, Bacou Safety has not exercised its option. Also, Mr. Leight is required to offer the Option Land to Bacou Safety on terms and conditions as favorable as those applicable to any that Mr. Leight proposes to accept from a third party at any time in the future.

LEASE AGREEMENT WITH HOWARD S. LEIGHT

     Effective February 27, 1998, Bacou Safety entered into a lease agreement with Mr. Leight for a 20,000 square foot warehouse located in Florence, Kentucky (the "Lease Agreement") in connection with the Leight Transactions. The Lease Agreement has an initial lease term of five (5) years and is subject to two (2) successive renewal options for a period of five (5) years each. The Lease Agreement provides for annual rent equal to $100,000 and is subject to annual increases based upon increases in the regional Consumer Price Index. Pursuant to the terms of the Lease Agreement, Bacou Safety is responsible for payment of taxes, utilities, insurance and certain repairs and maintenance. Bacou Safety made lease payments totaling $109,750 during 1999 to Mr. Leight (covering 13 monthly payments).

LETTER AGREEMENT WITH HOWARDS LEIGHT

     Mr. Leight is a principal stockholder of Continental Polymers, Inc., f/k/a Howard Leight Enterprises, Inc. ("HLE"). On January 12, 1998, in connection with the Leight Transactions, Bacou USA entered into a letter agreement with Mr. Leight that Bacou Safety would negotiate a supply agreement with HLE in which Bacou Safety would purchase its requirements for polyurethane pre-polymer (the principal raw material used in the production of foam hearing protection products) from HLE for a period of five years, provided that the quality and price of such raw material were equivalent to that which is then available from third party suppliers. Bacou Safety and HLE have not been able to reach agreement on the terms and conditions of a supply agreement and negotiations thereon have been terminated. We have filed a declaratory judgment action with respect to the interpretation of certain provisions of the letter agreement.

                                   PROPOSAL 2

                     RATIFICATION OF SELECTION OF AUDITORS

     We are submitting for ratification at the Annual Meeting the selection, by a majority of the members of the Board who are not officers or employees of Bacou, of KPMG LLP ("KPMG") as independent auditors to audit the books and accounts of Bacou for the fiscal year ending December 31, 2000. Such ratification requires the affirmative vote of a majority of the shares entitled to vote thereon present in person or represented by proxy at the Annual Meeting when a quorum is present. Representatives of KPMG will be present at the Annual Meeting and will be given an opportunity to make a statement if they desire to do so and will respond to appropriate questions of stockholders.

     The firm of KPMG has advised us that neither it nor any of its members has any direct financial interest in Bacou as a promoter, underwriter, voting trustee, director, officer or employee.

     All professional services rendered by KPMG during the year ended December 31, 1999 were furnished at customary rates.

     THE BOARD RECOMMENDS A VOTE FOR RATIFICATION OF KPMG AS INDEPENDENT AUDITORS FOR THE FISCAL YEAR ENDING DECEMBER 31, 2000.

                                 OTHER MATTERS

     Management does not know of any matters that will be brought before the Annual Meeting other than those specified in the Notice of Annual Meeting. However, if any other matters properly come before the Annual Meeting, the persons named in the form of proxy, or their substitutes, will vote on such matters in accordance with their best judgment.

                              FINANCIAL STATEMENTS

     The Bacou 1999 Annual Report to Stockholders, which contains the Annual Report filed with the Securities and Exchange Commission on Form 10-K, is provided to stockholders along with this form of Proxy and contains the financial statements of Bacou. The Annual Report, the Form 10-K and the financial statements contained therein are not to be considered as a part of this soliciting material.

                 STOCKHOLDER PROPOSALS FOR 2001 ANNUAL MEETING

     Under the regulations of the Commission, a record or beneficial owner of shares of Bacou Common Stock may submit proposals on proper subjects for action at Bacou's 2001 Annual Meeting of Stockholders. All such proposals must be mailed to the Secretary of Bacou at 10 Thurber Boulevard, Smithfield, Rhode Island 02917 and must be received at that address on or before December 15, 2000, in order to be included in our proxy statement relating to the 2001 Annual Meeting.

                                            By order of the Board of Directors,

                                            LOGO
                                            WINFIELD W. MAJOR
                                            Secretary

Smithfield, Rhode Island
March 29, 2000

                                                                      4961-PS-00

                                     PROXY

                                 BACOU USA, INC.

                              10 THURBER BOULEVARD
                         SMITHFIELD, RHODE ISLAND 02917


          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD MAY 15, 2000

        The undersigned hereby appoints Walter Stepan and Philip B. Barr or either one of them, as Proxies, each with the power to appoint his substitute, and hereby authorizes each of them to represent and vote, as designated on the reverse, all shares of Common Stock of Bacou USA, Inc. of the undersigned, at the Annual Meeting of Stockholders to be held at The Westin Hotel, One West Exchange Street, Providence, Rhode Island, on Monday, May 15, 2000 at 9:00 A.M., Eastern Daylight Time, or at any adjournment thereof, for the following purposes:

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2.

-----------                                                          -----------
SEE REVERSE        CONTINUED AND TO BE SIGNED ON REVERSE SIDE        SEE REVERSE
   SIDE                                                                 SIDE
-----------                                                          -----------

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
                                                            DETACH HERE
[X] PLEASE MARK
    VOTES AS IN
    THIS EXAMPLE.

                    THE BOARD OF DIRECTORS RECOMMENDS THAT YOU INSTRUCT THE PROXIES TO VOTE FOR PROPOSALS 1 AND 2

     1. To elect directors of the Corporation for the ensuing                                            FOR    AGAINST     ABSTAIN
        year, and until their successors are elected and            2. To ratify the selection of KPMG
        qualified.                                                     LLP as independent auditors to    [ ]      [ ]         [ ]
        NOMINEES: (01) Philippe Bacou, (02) Walter Stepan,             audit the Corporation's books
        (03) Philip B. Barr, (04) Christophe Bacou, (05) Karl F.       and accounts for the fiscal year
        Ericson, (06) Howard S. Leight, (07) Gilbert                   ending December 31, 2000.
        Vandaputte, (08) Alfred J. Verecchia


           FOR                                WITHHELD              3. To transact such other business as may properly come before
           ALL  [ ]                      [ ]  FROM ALL                 the meeting or any adjournment thereof.
         NOMINEES                             NOMINEES





    [ ]
       -----------------------------------------------
        For all nominees except as noted above                      MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT  [ ]

                                                                    You are encouraged to specify your choices by marking the
                                                                    appropriate boxes, but you need not mark any boxes if you
                                                                    wish to vote in accordance with the Board of Director's
                                                                    recommendations. The Board cannot vote your shares unless
                                                                    you sign and return this card. Please complete, sign and
                                                                    date this proxy and mail it as promptly as possible. If you attend the meeting and vote in person, the proxy will not be used.
                                                                    NOTE: Please sign as name appears hereon. Joint owners each should sign. When signing as a fiduciary or for an estate, trust, corporation or partnership, your title or capacity
                                                                    should be stated.


Signature:                                  Date:                Signature:                                 Date:
          ----------------------------------     ----------------          ---------------------------------     -----------------

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